Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS 2014 SECOND QUARTER REVENUE
OF $13.8 MILLION AND DILUTED EPS OF $0.02

Hamden, CT – August 6, 2014 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”) today reported operating results for the second quarter ended June 30, 2014, as summarized below:

Summary of 2014 Q2 Results
(In millions, except per share and percentage data)

	Three Months Ended June 30,
	2014	2013
Net sales	$13.8	$15.8
Gross profit	$5.8	$6.5
Gross margin	41.9%	40.9%
Operating income	$0.3	$1.8
EBITDA(1)	$0.7	$2.2
Net income	$0.2	$1.2
Diluted earnings per share	$0.02	$0.14

Adjusted operating income(2)	$0.4	$1.7
Adjusted EBITDA(1)	$0.9	$2.2
Adjusted net income(2)	$0.2	$1.1
Adjusted diluted earnings per share(2)	$0.02	$0.13

(1)
EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization.  A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.  Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization and adjusted for share-based compensation and the impact of certain legal fees and accrued contingent consideration as described later in this release.  A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

(2)	Reconciliations of GAAP financial measures to corresponding non-GAAP financial measures can be found attached to this release.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, “TransAct is achieving steady progress with the new product and market strategies initially implemented approximately three years ago.  These initiatives, intended to diversify our revenue sources, have enabled the Company to partially offset the gaming industry challenges which are impacting our casino and gaming business, while allowing us to expand our gross margins by diversifying into new markets with higher-margin products.

“Reflecting the value that our Epic 950® thermal printer offers customers, we are maintaining our strong market position in the challenging casino and gaming industry.  And, as many domestic casino operators work through a slot management system upgrade cycle, we continue to make inroads in the worldwide casino market with our Epicentral® promotional and couponing system.  During the second quarter we installed the Epicentral system at nine properties in a Latin American market owned and operated by a multi-site casino operator.

“We are making continued progress in our new markets. With our Ithaca® line of food safety terminals and our Printrex® line of color printers for the oil and gas seismic and exploration industry, we have introduced unique, industry changing solutions that help our customers become more efficient and profitable in their operations. To date, our efforts have focused on introducing these new products to industry operators and demonstrating their effectiveness and ability to generate attractive returns on their technology investments. Sales of our Ithaca 9700 food safety terminal tripled from the 2014 first quarter. We are working through the systems integration process with large food service software providers for our new Ithaca 9800 terminal and expect revenue from this terminal to be additive to our results beginning in 2015.

“Sales of our Printrex oil and gas seismic and exploration printers also rose on a quarterly sequential basis and business activity for this line of products continues to improve as recent results from several large operators demonstrate that the industry is beginning to emerge from a two-year downturn.  Importantly, as we make progress with the introduction of our Printrex 920 logging truck and offshore platform color printer and Printrex 980 color office printer, we are seeing growth in our sales of related high-margin consumables.  In the 2014 second quarter, consumables revenues rose over 50% on a quarterly sequential basis and oil and gas consumable sales have ramped to be close to an annualized business of approximately $1 million.

“Our revenue and market diversification efforts are continuing as later this year we plan to commercialize two new products, in addition to the Ithaca 9800 food safety terminal.  One of these new products is our Responder MP2™ all-in-one mobile printing solution that marks our entry into the machine-to-machine (M2M) vertical which we view as another large, untapped opportunity.  This new solution offers, for the first time, easy to implement mobile printing functionality for a wide variety of vehicle fleets including those operated by the medical, emergency and insurance industries.  While it is still early, we are very encouraged by the initial interest in the product and continue to expect it to generate initial revenue in 2015.”

Mr. Shuldman concluded, “With industry specific sales and marketing resources for our newest products added over the last several quarters, we believe TransAct can continue to make consistent progress in diversifying our revenue and expanding gross margins.  Each of our new markets continues to ramp and, given the difficult and challenging casino market, we believe they offer the best path forward toward achieving long-term growth in revenue, gross margin, EBITDA and diluted EPS and, ultimately, allowing TransAct to create significant new value for our shareholders.”

Summary of 2014 Second Quarter Operating Results
TransAct generated 2014 second quarter net sales of $13.8 million compared with net sales of $15.8 million for the 2013 second quarter.  Casino and gaming revenue in the 2014 second quarter was $6.1 million compared to revenue of $7.3 million in the prior year period.  The year over year decline reflects lower sales of casino printers to original equipment manufacturers and lower domestic Epicentral revenue as the year-ago period included one domestic Epicentral software installation compared to no domestic installations in the 2014 second quarter.  A decline in international casino and gaming printer sales was partially offset by revenue related to a large Epicentral installation at nine properties owned and operated by an international multi-site casino operator.  Food safety, point-of-sale (POS) and banking net sales decreased by $0.7 million to $2.7 million, from $3.5 million in the year-ago quarter, but increased $1.0 million, or approximately 55%, on a quarterly sequential basis.  Sales of the Ithaca® 9700 food safety terminal for quick service and casual restaurant franchises in the prior-year quarter included an initial stocking order to a large distributor of $1.3 million.  Revenue from point-of-sale printers increased $0.6 million to $2.0 million reflecting the continued rollout for new checkout application at McDonalds.  Lottery sales for the 2014 second quarter were $0.8 million, which is in line with GTECH’s required contractual minimum order, compared with lottery sales of $0.5 million in the 2013 second quarter.  Printrex® oil and gas and medical and mobile printer net sales were $1.0 million in the 2014 second quarter compared to $1.1 million in the year-ago period reflecting in-line sales of oil and gas printers and a modest decline in the sale of medical printers.  The Company’s TransAct Services Group recorded net sales of $3.1 million compared to net sales of $3.5 million in the year-ago period, reflecting a 73% increase in Printrex-related consumables and higher sales of spare parts and accessories sales mostly for legacy lottery printers that were more than offset by a decline in HP inkjet cartridge sales due to year-over-year declines in the Company’s installed base as well as lower service revenue.

Gross margin increased 100 basis points to 41.9% in the second quarter of 2014 compared to 40.9% in the year-ago quarter despite the lower revenue, reflecting a favorable sales mix which included higher-margin Epicentral and Printrex color printer consumables revenue.  Gross profit was $5.8 million compared to $6.5 million in the year-ago quarter.

Total operating expenses for the 2014 second quarter were $5.4 million compared to $4.6 million in the year-ago quarter.  Engineering, design and product development expenses increased $0.2 million primarily due to additional engineering staff and higher prototype expense.  Selling and marketing expenses increased $0.4 million to $2.3 million, reflecting the Company’s new distribution agreement for the casino and gaming industry which took effect late in 2013 as well as the addition of sales staff and higher marketing expenses, including a higher level of trade show costs to support the Company’s recently introduced food safety and Printrex products.  General and administrative expenses increased to $2.0 million from $1.7 million in the year-ago quarter, primarily due to higher professional fees and a favorable adjustment to accrued contingent consideration from the Printrex acquisition in the prior-year period.

Operating income for the 2014 second quarter was $0.3 million compared to $1.8 million in the 2013 second quarter.  Excluding the impact from the legal fees related to the Avery Dennison lawsuit and an adjustment to accrued contingent consideration (detailed later in the release), TransAct generated adjusted operating income of $0.4 million, or 2.6% of net sales, in the second quarter 2014 compared with adjusted operating income of $1.7 million, or 10.5% of net sales, in the year-ago period.  Net income in the 2014 second quarter was $0.2 million, or $0.02 per diluted share, compared to net income of $1.2 million, or $0.14 per diluted share, in the prior-year period.  Adjusted net income was $0.2 million, or $0.02 per diluted share, compared to $1.1 million, or $0.13 per diluted share, in the 2013 second quarter.

Balance Sheet and Capital Return Review
As of June 30, 2014, TransAct had approximately $5.1 million of cash and cash equivalents and no debt.  During the 2014 second quarter, the Company generated cash from operating activities of $2.7 million and free cash flow (cash from operating activities less capital expenditures) of $2.6 million.  The Company also paid a dividend to shareholders of $0.08 per share.  In the first six months of 2014, the Company has returned approximately $1.3 million of capital to shareholders.

Steve DeMartino, President and Chief Financial Officer of TransAct, commented, “Despite the impact on our financial results from the challenging worldwide casino and gaming industry, TransAct continues to have the financial flexibility to execute on our revenue diversification initiatives while returning capital to shareholders.  Our efforts to launch new products for the food safety market, drive increased Epicentral software sales and pair our new color Printrex oil and gas printers with attractive high-margin consumables are each expected to generate profitable future revenue growth.  We expect revenue and diluted EPS for the second half of 2014 to improve over the first half as we continue to focus our efforts on growing market awareness and sales of our newest products.”

2014 Second Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, August 6, 2014, beginning at 4:30 p.m. ET.  Both the call and the webcast are open to the general public.  The conference call number is 678-825-8259 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”).  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct has provided adjusted non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others to more accurately assess the ongoing nature of TransAct's core operations.  The adjusted non-GAAP measures exclude the effect in the applicable periods presented of non-GAAP adjustments contained in the tables included with this release.  These items have been excluded from adjusted non-GAAP financial measures as management does not believe that they are representative of underlying trends in the Company's performance.  Their exclusion provides investors and others with additional information to more readily assess the Company's operating results.  The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.

Adjusted operating income is defined as operating income adjusted for the impact of legal fees related to the lawsuit with Avery Dennison Corporation and adjustments to accrued contingent consideration from the Printrex acquisition.

Adjusted net income is defined as net income adjusted for the tax-effected impact of legal fees related to the lawsuit with Avery Dennison Corporation and adjustments to accrued contingent consideration from the Printrex acquisition.

Adjusted diluted earnings per share is defined as adjusted net income divided by diluted shares outstanding.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a leader in developing and manufacturing market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries.  These industries include casino and gaming, lottery, food safety, banking, point-of-sale, hospitality, oil and gas, and medical and mobile.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers and products are designed from the ground up based on market-specific requirements and are sold under the Ithaca®, RESPONDER, Epic, EPICENTRAL® and Printrex® product brands.  TransAct distributes its printers and terminals through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over 2.5 million printers and terminals installed around the world.  TransAct is also committed to providing world-class printer service, spare parts, accessories and printing supplies to its growing worldwide installed base of products.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumable items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or other similar words.  All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our new line of food safety and oil and gas products will drive increased adoption by customers; the outcome of the lawsuit between TransAct and Avery Dennison Corporation; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission.  Actual results may differ materially from those discussed in, or implied by, the forward-looking statements.  The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.
# # #

Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

- Financial tables follow -

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30,		June 30,
	2014	2013	2014	2013
Net sales	$13,804	$15,788	$27,423	$30,845
Cost of sales	8,016	9,336	15,909	17,960
Gross profit	5,788	6,452	11,514	12,885

Operating expenses:
Engineering, design and product development	1,151	995	2,381	2,007
Selling and marketing	2,257	1,857	4,222	3,643
General and administrative	2,000	1,736	3,888	3,770
Legal fees associated with lawsuit	35	57	47	256
	5,443	4,645	10,538	9,676
Operating income	345	1,807	976	3,209

Interest and other income (expense):
Interest, net	(12)	-	(26)	(1)
Other, net	(12)	(4)	(20)	33
	(24)	(4)	(46)	32

Income before income taxes	321	1,803	930	3,241
Income tax provision	146	588	361	866
Net income	$175	$1,215	569	$2,375

Net income per common share:
Basic	$0.02	$0.14	$0.07	$0.27
Diluted	$0.02	$0.14	$0.07	$0.27

Shares used in per share calculation:
Basic	8,376	8,728	8,374	8,722
Diluted	8,520	8,802	8,538	8,803

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Food safety, point-of-sale and banking	$2,747	$3,453	$4,516	$5,437
Casino and gaming	6,124	7,322	12,666	14,062
Lottery	849	499	1,670	1,864
Printrex	996	1,050	1,970	2,375
TransAct Services Group	3,088	3,464	6,601	7,107
Total net sales	$13,804	$15,788	$27,423	$30,845

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(In thousands)	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$5,088	$2,936
Accounts receivable, net	11,802	13,234
Inventories	14,008	13,509
Deferred tax assets	1,655	1,655
Other current assets	621	887
Total current assets	33,174	32,221

Fixed assets, net	2,710	2,732
Goodwill	2,621	2,621
Deferred tax assets	895	920
Intangible assets, net	1,597	1,856
Other assets	46	58
	7,869	8,187
Total assets	$41,043	$40,408

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$5,406	$4,749
Accrued liabilities	2,302	2,215
Income taxes payable	36	26
Accrued contingent consideration	40	60
Deferred revenue	543	300
Total current liabilities	8,327	7,350

Deferred revenue, net of current portion	76	103
Deferred rent, net of current portion	208	244
Other liabilities	220	190
	504	537
Total liabilities	8,831	7,887

Shareholders’ equity:
Common stock	111	111
Additional paid-in capital	28,039	27,674
Retained earnings	26,647	27,326
Accumulated other comprehensive loss, net of tax	(58)	(63)
Treasury stock, at cost	(22,527)	(22,527)
Total shareholders’ equity	32,212	32,521
Total liabilities and shareholders’ equity	$41,043	$40,408

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Three months ended June 30, 2014
	Reported	Adjustments(1)	Adjusted Non-GAAP
Operating expenses	$5,443	$(15)	$5,428
% of net sales	39.4%		39.3%

Operating income	345	15	360
% of net sales	2.5%		2.6%

Income before income taxes	321	15	336
Income tax provision	146	5	151
Net income	175	10	185
Diluted net income per share	$0.02	$0.00	$0.02

(1)
Adjustment includes (i) $20 of income related to an adjustment to accrued contingent consideration form the Printrex acquisition and (ii) $35 of legal and other expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 34.0%.

	Three months ended June 30, 2013
	Reported	Adjustments (2)	Adjusted Non-GAAP
Operating expenses	$4,645	$143	$4,788
% of net sales	29.4%		30.3%

Operating income	1,807	(143)	1,664
% of net sales	11.4%		10.5%

Income before income taxes	1,803	(143)	1,660
Income tax provision	588	(48)	540
Net income	1,215	(95)	1,120
Diluted net income per share	$0.14	$(0.01)	$0.13

(2)
Adjustment includes (i) $200 of income related to an adjustment to accrued contingent consideration from the Printrex acquisition and (ii) $57 of legal and other expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 33.5%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Six months ended June 30, 2014
	Reported	Adjustments(3)	Adjusted Non-GAAP
Operating expenses	$10,538	$(27)	$10,511
% of net sales	38.4%		38.3%

Operating income	976	27	1,003
% of net sales	3.6%		3.7%

Income before income taxes	930	27	957
Income tax provision	361	9	370
Net income	569	18	587
Diluted net income per share	$0.07	$0.00	$0.07

(3)
Adjustment includes (i) $20 of income related to an adjustment to accrued contingent consideration form the Printrex acquisition and (ii) $47 of legal and other expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 34.0%.

	Six months ended June 30, 2013
	Reported	Adjustments (4)	Adjusted Non-GAAP
Operating expenses	$9,676	$(56)	$9,620
% of net sales	31.4%		31.2%

Operating income	3,209	56	3,265
% of net sales	10.4%		10.6%

Income before income taxes	3,241	56	3,297
Income tax provision	866	19	885
Net income	2,375	37	2,412
Diluted net income per share	$0.27	$0.00	$0.27

(4)
Adjustment includes (i) $200 of income related to an adjustment to accrued contingent consideration from the Printrex acquisition and (ii) $256 of legal and other expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 33.5%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In thousands)	June 30,
	2014	2013
Net income	$175	$1,215

Interest (income) expense, net	12	-
Income tax provision	146	588
Depreciation and amortization	367	432

EBITDA	700	2,235

Share-based compensation expense	164	142
Legal fees associated with lawsuit	35	57
Adjustment to accrued contingent consideration	(20)	(200)

Adjusted EBITDA	$879	$2,234